As filed with the Securities and Exchange Commission on February 17, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

MEMC ELECTRONIC MATERIALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	56-1505767
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

501 Pearl Drive (City of O’Fallon)

St. Peters, Missouri 63376

(636) 474-5000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

David L. Fleisher

Vice President, General Counsel and Secretary

MEMC Electronic Materials, Inc.

501 Pearl Drive (City of O’Fallon)

St. Peters, Missouri 63376

(636) 474-5000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of all correspondence to:

LaDawn Naegle	J. Robert Suffoletta, Jr.
Bryan Cave LLP	Wilson Sonsini Goodrich & Rosati, P.C.
700 Thirteenth Street, N.W.	8911 Capital of Texas Highway
Suite 700	Suite 3350
Washington, D.C. 20005	Austin, TX 78759
(202) 508-6000	(512) 338-5400

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-122520

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Common Stock, par value $.01 per share	5,750,000 Shares	$11.50	$66,125,000	$7,785
(1)	The registrant hereby certifies to the Securities and Exchange Commission (the “Commission”) that (1) the registrant has instructed its bank to pay the Commission the filing fee of $7,785 for the additional securities being registered under this Registration Statement as soon as practicable but no later than the close of business on February 17, 2005; (2) the registrant will not revoke such instructions; (3) the registrant has sufficient funds in the relevant account to cover the amount of the filing fee; and (4) the registrant undertakes to confirm receipt of such instructions by the bank on February 17, 2005.

EXPLANATORY NOTE

This Registration Statement on Form S-3 is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. MEMC Electronic Materials, Inc. (the “Company”) hereby incorporates by reference into this Registration Statement on Form S-3 the Registration Statement on Form S-3 (File No. 333-122520), as amended, in its entirety, registering 59,800,000 shares for resale by TPG Wafer Holdings LLC and declared effective on February 16, 2005 by the Securities and Exchange Commission (the “Commission”), including each of the documents filed by the Company with the Commission and incorporated or deemed to be incorporated by reference in such Registration Statement and all exhibits thereto.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits

All the exhibits filed with or incorporated by reference in Registration Statement No. 333-122520 are incorporated by reference into, and shall be deemed part of, this Registration Statement, except the following, which are filed herewith:

Exhibit No.	Description of Exhibit

5	Opinion of Bryan Cave LLP

23-a	Consent of KPMG LLP

23-b	Consent of KPMG Certified Public Accountants

24	Power of Attorney (included on the signature page hereto)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Peters, state of Missouri, on February 16, 2005.

MEMC ELECTRONIC MATERIALS, INC.

By:	/S/ THOMAS E. LINNEN
Thomas E. Linnen Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each of such persons appoints Nabeel Gareeb and Thomas E. Linnen, or each of them with full power to act without the other, his true and lawful attorneys-in-fact and agents of him and on his behalf and in his name, place and stead, and in any and all capacities, with full and several power of substitution, to sign and file with the proper authorities any and all documents in connection with this registration statement on Form S-3 (including any amendments and post-effective amendments hereto), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ NABEEL GAREEB Nabeel Gareeb	President, Chief Executive Officer and Director (Principal Executive Officer)	February 16, 2005

/S/ THOMAS E. LINNEN Thomas E. Linnen	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 16, 2005

/S/ ROBERT J. BOEHLKE Robert J. Boehlke	Director	February 16, 2005

Jean-Marc Chapus	Director

/S/ JOHN G. DANHAKL John G. Danhakl	Director	February 16, 2005

/S/ GENE J. FRANTZ Gene J. Frantz	Director	February 16, 2005

Signature	Title	Date

/S/ JOHN MARREN John Marren	Chairman of the Board of Directors	February 16, 2005

/S/ C. DOUGLAS MARSH C. Douglas Marsh	Director	February 16, 2005

William E. Stevens	Director

/S/ JAMES B. WILLIAMS James B. Williams	Director	February 16, 2005

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5	Opinion of Bryan Cave LLP

23-a	Consent of KPMG LLP

23-b	Consent of KPMG Certified Public Accountants

24	Power of Attorney (included on the signature page hereto)

Exhibit 5

February 17, 2005

Board of Directors

MEMC Electronic Materials, Inc.

501 Pearl Drive (City of O’Fallon)

St. Peters, Missouri 63376

Ladies and Gentlemen:

We have acted as special counsel to MEMC Electronic Materials, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-3 (the “Rule 462(b) Registration Statement”) with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an additional 5,750,000 shares of the Company’s common stock, par value $.01 per share (the “Additional Shares”), to be offered by TPG Wafer Holdings LLC (the “Selling Stockholder”). The Rule 462(b) Registration Statement relates to the Company’s Registration Statement on Form S-3 (File No. 333-122520) filed with the SEC on February 3, 2005 and amended on February 15, 2005 (the “Registration Statement”) relating to 59,800,000 shares to be offered by the Selling Stockholder, of which 7,800,000 shares may be sold at the underwriters’ option solely for the purpose of covering over-allotments. All capitalized terms which are defined in the Registration Statement shall have the same meanings when used herein, unless otherwise specified.

In connection herewith, we have examined:

(1)    the Restated Certificate of Incorporation, as amended, of the Company;

(2)    the Restated Bylaws of the Company;

(3)    the Registration Statement; and

(4)    the Rule 462(b) Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, statements and certificates of public officials, officers of the Company and of the Selling Stockholder, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or

Bryan Cave LLP

February 17, 2005

appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. Based solely on a recently dated good standing certificate from the Secretary of State of the State of Delaware, the Company is a validly existing corporation, in good standing under the laws of the State of Delaware.

2. The Additional Shares are duly authorized, validly issued, fully paid and non-assessable.

This opinion is not rendered with respect to any laws other than the laws of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5 to the Rule 462(b) Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus incorporated by reference therein. We also consent to your filing copies of this opinion as an exhibit to the Rule 462(b) Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the securities addressed herein. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Bryan Cave LLP

BRYAN CAVE LLP

Exhibit 23-a

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MEMC Electronic Materials, Inc.:

We consent to the use of our reports dated January 26, 2004, except as to note 21 which is as of February 4, 2004, with respect to the consolidated balance sheets of MEMC Electronic Materials, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity (deficiency), and cash flows for the years ended December 31, 2003 and 2002 and the periods from January 1, 2001 through November 13, 2001 and from November 14, 2001 through December 31, 2001, and the related financial statement schedule, incorporated herein by reference.

As discussed in note 3 to the consolidated financial statements, MEMC changed its method of accounting for spare parts in 2003.

As discussed in note 2 to the consolidated financial statements, MEMC’s former majority shareholder divested of its interests in MEMC to an unaffiliated investor group. The transaction has been accounted for as a purchase, and the investor group’s basis in MEMC has been pushed-down to the MEMC accounting records creating a new basis of accounting, effective November 13, 2001. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

/s/ KPMG LLP

St. Louis, Missouri

February 14, 2005

Exhibit 23-b

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Taisil Electronic Materials Corporation:

We consent to the use of our report dated January 17, 2003, with respect to the balance sheet of Taisil Electronic Materials Corporation as of December 31, 2002, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year then ended, incorporated herein by reference.

/S/    KPMG CERTIFIED PUBLIC ACCOUNTANTS

Taipei, Taiwan

February 11, 2005